Exhibit 5.1

[Letterhead of]

Alliant Energy Corporation

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

November 9, 2011

Alliant Energy Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Attorney for Alliant Energy Corporation (the “Company”), a Wisconsin corporation, and have acted as counsel of the Company in connection with the filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of common stock of the Company, $.01 par value per share (the “Common Stock”), and related Common Share Purchase Rights (the “Rights” and, together with the Common Stock, the “Offered Securities”), which Offered Securities may be issued by the Company pursuant to the Alliant Energy Corporation Shareowner Direct Plan (the “Plan”).

I or attorneys at my direction have examined such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including (i) the Restated Articles of Incorporation of the Company, (ii) the Restated Bylaws of the Company, (iii) the Amended and Restated Rights Agreement, dated as of December 11, 2008, between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”); (iv) the resolutions of the Board of Directors of the Company (the “Board”) dated October 6, 2011, and (v) the Plan, as set forth in the Prospectus contained in the Registration Statement.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion as follows:

1. With respect to the shares of Common Stock, when issued as contemplated by the Plan and the Registration Statement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2. With respect to the Rights, when the shares of Common Stock are issued in accordance with terms of the Plan and the Registration Statement, the Rights will be validly issued.

My opinion in paragraph 2 (i) does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) assumes that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and (iii) addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

I am admitted to practice only in the State of Wisconsin and express no opinion as to matters governed by any laws other than the laws of the State of Wisconsin and the Federal laws of the United States of America.

I am aware that I am referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. I hereby consent to such use of my name therein and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jake C. Blavat

Jake C. Blavat

Senior Attorney

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